UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2015

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA 70433
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (985) 335-1500
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously disclosed in our Current Report on Form 8-K filed August 10, 2015, Globalstar, Inc. (“Globalstar” or “we”) entered into a Common Stock Purchase Agreement dated as of August 7, 2015 (the "Purchase Agreement") with Terrapin Opportunity, L.P. ("Terrapin") pursuant to which we may, from time to time and subject to certain conditions, require Terrapin to purchase up to $75.0 million of shares of our voting common stock over the 24-month term.
Pursuant to a condition of the Second Global Amendment and Restatement Agreement that required such funding by August 31, 2015, we settled with Terrapin on the purchase of 9,336,160 shares of our voting common stock under the Purchase Agreement on August 31, 2015 for an aggregate purchase price of $15 million. We received estimated net proceeds from the sale of these shares of approximately $14.9 million after deducting our estimated offering expenses. In connection with this sale of our voting common stock, we are filing, as Exhibit 5.1, an opinion of our counsel, Taft Stettinius & Hollister LLP.
The forgoing description is qualified in its entirely by reference to the Purchase Agreement, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on August 10, 2015, and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
5.1    Opinion of Taft Stettinius & Hollister LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Rebecca S. Clary
Rebecca S. Clary
Vice President and
Chief Financial Officer

Date: August 31, 2015